EXHIBIT 5.1

[PERKINS COIE LLP LETTERHEAD]

September 7, 2000

Network Commerce Inc.
411 First Avenue South
Suite 200 North
Seattle, Washington 98104

Re:	Registration Statement on Form S-8 of Shares of Common Stock, $0.001 Par Value, of Network Commerce Inc.

Ladies and Gentlemen:

    We have acted as counsel to Network Commerce Inc. (formerly Shopnow.com Inc.) (the "Company") in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which the Company is filing with the Securities and Exchange Commission with respect to up to 6,500,000 shares of Common Stock, $0.001 par value per share, which may be issued as follows: (1) up to 4,000,000 shares under the Network Commerce Inc. Amended and Restated 1999 Nonofficer Employee Stock Option Plan and (2) up to 2,500,000 shares under the Network Commerce Inc. Amended and Restated 1996 Combined Incentive and Nonqualified Stock Option Plan (collectively, the "Plans").

    We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed relevant and necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

    Based on and subject to the foregoing, we are of the opinion that any shares that may be issued pursuant to the Plans have been duly authorized and that, upon the due execution by the Company and the registration by its registrar of such shares, the issuance thereof by the Company in accordance with the terms of each Plan and the receipt of consideration therefor in accordance with the terms of each Plan, such shares will be validly issued, fully paid and nonassessable.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ Perkins Coie LLP